SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                              FORM 8-K/A

                           Amendment No. 1
                                  to
                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


                 Date of Report:    December 1, 1995*
                  (Date of earliest event reported)



                     THE MANITOWOC COMPANY, INC.
        (Exact name of registrant as specified in its charter)



     Wisconsin               1-11978               39-0448110
 -----------------        --------------       -----------------
  (State or other          (Commission           (IRS Employer
  jurisdiction of          File Number)          Identification
   incorporation)                                   Number)



     500 South 16th Street, Manitowoc, WI            54220
---------------------------------------------------------------------
   (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code (414-684-4410)



                      N/A
---------------------------------------------------------------------
(Former name or former address, if changed since last report)

*This Amendment is filed pursuant to the provisions of paragraphs
(a)(4) and (b)(2) of Item 7 of Form 8-K.


                     THE MANITOWOC COMPANY, INC.
         ---------------------------------------------------
                          Amendment No. 1
                                  To
                      Current Report on Form 8-K



The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report dated as of December 1, 1995 on Form 8-K (the ``12/1/95 8-K'') as set forth in the following pages.

Pursuant to the provisions of paragraphs (a)(4) and (b)(2) of Item 7 of Form 8-K, Item 7 of the 12/1/95 8-K is hereby amended to file the financial statements and pro forma financial information required to be filed in connection with the acquisition reported in Item 2 of the 12/1/95 8-K, and the Exhibit Index incorporated by reference in Item 7(c) of the 12/1/95 8-K is hereby amended to reflect the filing herewith of an appropriate accountants' consent with respect to the financial statements described in Item 7(a) hereof.


Item 7.   Financial Statements and Exhibits
---------------------------------------------

a)   Financial Statements of Business Acquired:

     The following audited consolidated financial statements of The Shannon Group, Inc. and Subsidiary are filed herewith:

     Report of Independent Accountants
     Consolidated Balance Sheets as of December 31, 1994 and 1993 Consolidated Statements of Operations for the Years Ended
          December 31, 1994, 1993 and 1992
     Consolidated Statements of  Changes in Shareholders' Equity for
          the Years Ended December 31, 1994, 1993 and 1992 Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1994, 1993 and 1992
     Notes to Consolidated Financial Statements

     The following unaudited interim consolidated financial statements of The Shannon Group, Inc. and Subsidiary are filed herewith:

     Consolidated Condensed Statements of Operations for the Three and
          Nine Months Ended September 30, 1995 and 1994
     Consolidated Condensed Balance Sheet at September 30, 1995
     Consolidated Condensed Statements of Cash Flows for the Nine
          Months Ended September 30, 1995 and 1994
     Notes to Unaudited Interim Financial Data.

b)   Pro Forma Financial Information:

The following unaudited pro forma consolidated condensed financial statements of The Manitowoc Company, Inc., reflecting the acquisition of The Shannon Group, Inc. and Subsidiary are filed herewith:

     Introduction
     Pro Forma Consolidated Condensed Statement of Operations
          for the Year Ended December 31, 1994
     Pro Forma Consolidated Condensed Balance Sheet
          as of September 30, 1995
     Pro Forma Consolidated Condensed Statement of
          Operations for the Nine Months Ended
          September 30, 1995
     Notes to Consolidated Pro Forma Consolidated Condensed Financial
          Statements


c)   Exhibits.

     See the Exhibit Index following the Signature page of this Report, which is incorporated herein by reference.




Report of Independent Accountants


To the Shareholders and Board of Directors of The Shannon Group, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheets of The Shannon Group, Inc. and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Shannon Group, Inc. and Subsidiary as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 8, the Company changed its method of accounting for income taxes in 1993.

Minneapolis, Minnesota
March 22, 1995



The Shannon Group, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 1994 and 1993
(in thousands, except share and per share data)
ASSETS
                                                                1994                1993
Current assets:
        Accounts receivable, net                               $16,543             $10,913
        Inventories                                              9,194               5,807
        Current portion of reimbursable tooling costs            2,553               1,274
        Prepaid expenses and other current assets                  702                 218
        Deferred income taxes                                      871                 613
                                                               -------             -------
        Total current assets                                    29,863              18,825

Property, plant and equipment, net                              27,374              24,197
Goodwill, net                                                   23,144              13,969
Other assets                                                     5,690               8,508
                                                               -------             -------
                Total assets                                   $86,071             $65,499
                                                               =======             =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
        Current portion of long-term debt                        8,689               4,438
        Accounts payable                                         7,492               5,606
        Cash overdraft payable                                   4,424               1,947
        Accrued salaries and related benefits                    3,263               2,330
        Other accrued expenses                                   2,413               1,661
        Current portion of deferred revenue                        545                 356
                                                                ------              ------
                Total current liabilities                       26,826              16,338

Long-term debt, less current portion                            42,429              35,531
Deferred revenue, less current portion                             374                 601
Deferred income taxes                                            3,256                 841
Other liabilities                                                  715               1,176
                                                                ------              ------
                Total liabilities                               73,600              54,487
                                                                ------              ------

Commitments and contingencies

9% cumulative senior mandatorily redeemable preferred stock,
 $.01 par value, 1,000 shares authorized, 50 shares issued
 and outstanding, liquidation value of $5 million                4,779               4,779
                                                                ------              ------

Stockholders' equity:
        Common stock, $.01 par value, 10,000 shares
           authorized, 1,000 shares issued and outstanding
        Additional paid-in capital, common stock                 8,000               8,000
        Common stock warrant repurchase obligation              10,152               7,524
        Accumulated deficit                                    (10,460)             (9,291)
                                                                ------              ------
                Total shareholders' equity                       7,692               6,233
                                                                ------              ------

                Total liabilities and shareholders' equity     $86,071             $65,499
                                                                ======              ======

The accompanying notes are an integral part of the consolidated financial statements.


The Shannon Group, Inc. and Subsidiary
Consolidated Statements of Operations
for the years ended December 31, 1994, 1993 and 1992
(in thousands)
                                                             1994           1993           1992
Net sales                                                $107,653        $83,397        $78,450
Cost of sales                                              78,831         60,568         58,188
                                                          -------         ------        -------
                Gross profit                               28,822         22,829         20,262

Operating expenses:
        Sales and marketing                                 8,418          6,205          4,812
        General and administrative                          7,697          6,817          6,278
        Amortization of intangible assets                   2,830          2,969          3,024
        Other operating expenses,
                primarily management fees                     399            449            368
        Restructuring credit                                                               (350)
                                                           ------         ------         ------
                Income from operations                      9,478          6,389          6,130

Interest expense                                            4,942          4,238          4,640
Other                                                                        103
                                                           ------         ------         ------

    Income before income taxes,extraordinary
      item and cumulative effect of change
      in accounting for income taxes                        4,536          2,048          1,490

Income taxes:
        Current                                               341             92             63
        Deferred                                            2,286            715            710
                                                           ------         ------         ------
    Income before extraordinary item and
      cumulative effect of change in accounting
      for income taxes                                      1,909          1,241            717

Extraordinary item, reduction of income taxes
  arising from utilization of net operating loss
  carryforwards                                                                             710

Cumulative effect of change in accounting for
  income taxes                                                               919
                                                          -------        -------         ------

                Net income                                 $1,909         $2,160         $1,427
                                                          =======        =======         ======

The accompanying notes are an integral part of the consolidated financial statements.

The Shannon Group, Inc. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
for the years ended December 31, 1994, 1993 and 1992
(in thousands, except share and per share data)
                                                   Number of    Additional    Common
                                                      Common     Paid-In       Stock
                                                      Shares     Capital     Warrant
                                                   ($.01 Par      Common    Repurchase   Accumulated
                                                      Value)       Stock    Obligation     Deficit       Total
Balance at December 31, 1991                           1,000      $8,000       $2,186     $(6,640)       $3,546

Net income for the year                                                                     1,427         1,427

Dividends on senior preferred stock
  ($9,000 per share)                                                                         (450)         (450)

Adjustments for increase in value of
  common stock purchase warrants                                                 2,096      (2,096)
                                                     -------      -------      -------     -------       ------

Balance at December 31, 1992                           1,000       8,000         4,282      (7,759)       4,523

Net income for the year                                                                      2,160        2,160

Dividends on senior preferred stock
 ($9,000 per share)                                                                           (450)        (450)

Adjustment for increase in value of
  common stock purchase warrants                                                 3,242      (3,242)
                                                      ------      ------        ------      ------      -------

Balance at December 31, 1993                           1,000       8,000         7,524      (9,291)       6,233

Net income for the year                                                                      1,909        1,909

Dividends on senior preferred stock
  ($9,000 per share)                                                                          (450)        (450)

Adjustment for increase in value of
  common stock purchase warrants                                                 2,628      (2,628)
                                                      ------     -------      --------     -------       ------

Balance at December 31, 1994                           1,000      $8,000       $10,152    $(10,460)      $7,692
                                                      ======      ======       =======     =======       ======

The accompanying notes are an integral part of the consolidated financial statements.

The Shannon Group, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Increase (Decrease) in Cash
for the years ended December 31, 1994, 1993 and 1992
(in thousands)
                                                                            1994          1993           1992
Cash flows from operating activities:
        Net income                                                        $1,909         $2,160         $1,427

        Adjustments to reconcile net income to net cash provided by operating activities:

                Cumulative effect of change in accounting for
                        income taxes                                                       (919)
                Depreciation and amortization                              1,744          1,597          1,426
                Amortization of intangible assets                          2,830          2,969          3,024
                Amortization of deferred start-up costs                      380            208             66
                Deferred income tax expense                                2,286            715
                Provision for doubtful accounts                               30            107             43
                Restructuring credit                                                                      (350)
                Other                                                          6            103
                Changes in operating assets and liabilities:
                        Accounts receivable                               (3,397)        (1,219)         1,504
                        Inventories                                         (840)           691            442
                        Prepaid expenses and other current assets           (339)           246             90
                        Other assets                                         (23)            (2)           (74)
                        Accounts payable                                     883         (1,179)        (1,649)
                        Accrued expenses                                     752          1,074         (1,195)
                        Deferred revenue                                     (38)          (128)            19
                        Other liabilities                                    258             66            257
                                                                           -----         ------         ------

                 Net cash provided by operating activities                 6,441          6,489          5,030
                                                                           -----         ------         ------

Cash flows from investing activities:
        Business acquisitions, net of cash acquired                      (11,757)
        Additions to property, plant and equipment                        (1,548)          (611)          (418)
        Proceeds from sale of property, plant and equipment                   51            144
        Additions to reimbursable tooling costs                           (1,206)          (601)        (2,211)
        Reimbursements collected for tooling costs                         1,163            707            817
        Additions to deferred start-up costs                                               (143)          (780)
                                                                         -------         ------         ------
                Net cash used in investing activities                    (13,297)          (504)        (2,592)
                                                                         -------         ------         ------


Cash flows from financing activities:
        Principal payments on revolving loan                            (110,336)       (95,102)       (87,936)
        Borrowings on revolving loan                                     109,691         94,448         85,795
        Proceeds from issuance of long-term debt                          10,956
        Principal payments on other long-term debt                        (5,423)        (4,938)          (520)
        Payment of senior preferred stock dividends                         (450)          (450)          (450)
        Increase in cash overdraft payable                                 2,975             57            673
        Payments for debt issuance costs                                    (557)
                                                                         -------        -------        -------
                Net cash provided by (used in) financing activities        6,856         (5,985)        (2,438)
                                                                         -------        -------        -------
Net change in cash                                                            -              -              -
                                                                         -------        -------        -------

Supplemental cash flow information:

                Cash paid during the period for:
                        Interest                                          $4,658         $3,990         $4,403

                        Income taxes                                         163             91            102

Significant noncash investing and financing activities:

        Issuance of long-term debt and assumption of liabilities in
          exchange for assets in business acquisitions                     5,854

        Increase in goodwill and long-term debt for settlement of
          contingent note obligations from an acquisition                  1,079

The accompanying notes are an integral part of the consolidated financial statements.



The Shannon Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements

1. Business Description and Summary of Significant Accounting Policies:

Business Description:

The Shannon Group, Inc. and its subsidiary (the Company) designs, manufactures and markets commercial and industrial refrigeration systems and residential refrigeration units.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Kolpak
Manufacturing, Inc. (KMFG). All material intercompany accounts and transactions have been eliminated in consolidation.

Concentration of Credit Risk:

The Company sells its commercial products primarily to food service dealers throughout the United States and its residential products to a reseller of refrigeration equipment. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. See Note 6 for discussion of a significant customer.

Inventories:

Inventories are stated at the lower of cost or market. Cost is primarily determined using standard costs which approximate costs utilizing the first-in, first-out method.

Property, Plant and Equipment:

Property, plant and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets.

At the time assets are sold or retired, the cost of the asset and related accumulated depreciation or amortization are removed from the accounts with the resulting gain or loss included in operations. Maintenance and repairs are charged to expense as incurred while major renewals or betterments are capitalized.

Goodwill:

The excess of cost over estimated fair value of net assets acquired is amortized over 40 years using the straight-line method.

Noncompete Agreements and Other Assets:

A portion of the purchase price of acquired businesses has been allocated to noncompete agreements with former owners based on their estimated fair values at the acquisition date. The amounts are being amortized on a straight-line basis over the contract lives of five years. Other assets include deferred costs related to debt origination, employee contracts, deferred start-up costs, and other costs specifically related to the acquisition. These costs are being amortized on a straight-line basis over the lesser of the estimated period of benefit or the contract term (varying periods of three to seven years).

Income Taxes:

For federal income tax purposes, KMFG is included in the Company's consolidated income tax return.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Deferred Revenue on Extended Warranty Contracts:

Amounts received from extended warranty contracts have been deferred and are being recognized as revenue using the straight-line method over the five-year life of the contracts. The expense related to fulfilling these contracts is recognized in the period costs are incurred.

2. Acquisitions:

In April 1994, the Company bought 100% of the issued and outstanding common stock of Minnesota Store Equipment Company (MSE), and land and buildings held by partnerships with common ownership with MSE, for $17.1 million (excluding direct costs of the acquisition of approximately $530,000 and including cash acquired of approximately $3.7 million). MSE manufactures commercial walk-in cooler and freezer units for convenience stores, grocery chains and restaurants across North America. The acquisition resulted in excess cost over net assets acquired (goodwill) of approximately $8.3 million.

In May 1994, the Company purchased certain assets, primarily machinery and equipment and inventory, of Glenco Star Corporation (Glenco) for $590,000 (excluding direct costs of the acquisition of approximately $605,000, primarily related to transporting the inventory and equipment to the Company's manufacturing facility and preparing for production). Glenco was a manufacturer of commercial reach-in cooler and freezer units for convenience stores across North America. In conjunction with the acquisition, the Company also entered into an agreement under which the sellers will receive, as additional consideration for the assets purchased, 3-1/4% of the cash collected for Glenco related sales through September 1998, up to a maximum amount of $1,100,000. The minimum payments required by the agreement of $560,000 have been discounted and recorded as additional purchase consideration and long-term debt (see Note 4). Goodwill will be increased in future years to the extent that payments exceed the minimum amount recorded. The Glenco acquisition resulted in goodwill of approximately $370,000.

The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the respective dates of acquisition. Also, the results of MSE's and Glenco's operations have been included in the Company's financial statements since their date of acquisition.

Pro forma data (unaudited) as though the MSE and Glenco acquisitions had been effective at the beginning of 1993 is as follows
(in thousands):
                                                1994                1993
                                                       (unaudited)
        Net sales                              $113,587            $116,559

        Income before extraordinary item
          and cumulative effect                   2,253               1,464

        Net income                                2,253               2,383

3. Selected Balance Sheet Information:

Selected balance sheet information at December 31, 1994 and 1993 consists of the following (in thousands):

Accounts Receivable:
                                                             1994           1993
        Accounts receivable                               $16,740        $11,073
        Allowance for doubtful accounts                      (197)          (160)
                                                          -------         ------
                                                          $16,543        $10,913
                                                          =======         ======

Inventories:
                                                             1994           1993
        Raw materials                                      $6,521         $4,133
        Work-in-process                                     1,510            745
        Finished goods                                      1,163            929
                                                           ------        -------
                                                           $9,194         $5,807
                                                           ======        =======

Property, Plant and Equipment:

                                                        1994           1993          Estimated
                                                                                   Useful Life
        Land                                            $910           $715
        Buildings and improvements                    14,529         11,938             40 years
        Machinery and equipment                       15,009         13,640             15 years
        Furniture and fixtures                         2,208          1,804             10 years
        Tooling and dyes                                 930            979              4 years
        Transportation equipment                         504            150              4 years
                                                      ------         ------
                                                      34,090         29,226

        Accumulated depreciation and amortization     (6,716)        (5,029)
                                                      ------         ------
                                                     $27,374        $24,197
                                                     =======         ======

Included in buildings and improvements, machinery and equipment, and furniture and fixtures above are items acquired under capital lease arrangements totaling $3.4 million and $2.6 million, net of accumulated amortization of $355,000 and $247,000 at December 31, 1994 and 1993, respectively.

Goodwill (in thousands):
                                                        1994        1993
        Goodwill                                     $25,017     $15,324
        Accumulated amortization                      (1,873)     (1,355)
                                                     -------      -------
                                                     $23,144     $13,969
                                                     =======      =======

Other Assets (in thousands):
                                                            1994                       1993
                                                   ---------------------     -----------------------
                                                                   Net                       Net           Estimated
                                                   Original        Book       Original       Book          Period of
                                                       Cost       Value           Cost      Value           Benefit
        Noncompete agreements                         $9,328      $1,938       $9,079      $3,537            5 years
        Debt origination fees                          1,649         906        1,092         611            3 - 7 years
        Other acquisition-related costs                1,395         749        1,107         619            3 - 7 years
        Deferred start-up costs                        1,494       1,023        1,677       1,403            See below
        Employment contract                              190          40          190          84            5 years
                                                      ------      ------       ------      ------
                                                     $14,056      $4,656      $13,145       6,254
                                                                  ======                   ======
        Accumulated amortization                      (9,400)                  (6,891)
                                                      ------                   ------

                                                       4,656                    6,254
        Noncurrent portion of reimbursable
          tooling costs                                  929                    2,165
        Other                                            105                       89
                                                      ------                   ------
                                                      $5,690                   $8,508
                                                      ======                   ======

The Company has an agreement expiring in 1995 whereby a company affiliated with a shareholder provides management services to the Company. The agreement, as amended, provides for annual charges not to exceed $325,000 (as adjusted for inflation each year) plus actual out-of-pocket expenses not to exceed $75,000 per year. The Company recognized $335,000, $273,000 and $266,000 of expense during the years ended December 31, 1994, 1993 and 1992, respectively, under this portion of the agreement. In addition, the Company is required to pay the affiliate specified amounts for special services including acquisition and financing support. During 1994, the Company paid $440,000 for acquisition and financing-related services rendered by the affiliate in connection with the MSE acquisition (see Note 2).
The affiliate allocated $105,000 of its fee to acquisition-related services, which accordingly is included in the direct cost of the acquisition; the remaining $335,000 of financing-related services are included in the table above as debt origination fees.

During 1990, KMFG entered into a five-year sales agreement with a customer whereby the customer agreed to purchase KMFG's entire production of residential refrigeration units (see Note 6). The customer reimburses KMFG for certain approved tooling costs generally on a per-unit basis as units are shipped. A portion of these costs are classified as current assets based upon the anticipated timing of collections.

In addition to the tooling costs, KMFG has incurred other start-up costs such as product and manufacturing engineering, rearrangement of the manufacturing facility and employee training. These costs have been deferred and are being amortized to cost of sales in the statements of operations using the units-of-production method.

In September 1994, the customer sales agreement was extended through December 31, 1998. In addition, KMFG is required to spend up to $3.5 million for new tooling design for which the customer will reimburse KMFG over a three-year period beginning the month in which KMFG begins selling the new models. Management believes that such sales will begin in mid-1995. Through December 31, 1994, KMFG had spent $1.2 million for such tooling development.

4. Long-Term Debt:

Long-term debt at December 31, 1994 and 1993 consists of the following:

                                                                                             1994             1993
                                                                                                 (in thousands)
Term notes payable to General Electric Capital Corporation(GECC); interest payable monthly at the prime rate plus 1-1/2%; principal due in quarterly installments through November 30, 1997 with acceleration of payments required if certain
  cash flow levels are achieved.                                                             16,739         $21,051

14% senior subordinated notes payable to GECC; net of $85,000 allocated to stock purchase warrants issued in exchange for a below market interest rate, amount is being amortized over the term of the notes as additionalinterest expense
  (see Note 5); interest payable monthly; principal due November 30, 1997.                   11,465          11,453

Revolving loan with GECC; interest payable monthly at the prime rate plus 1-1/2%;
  principal due November 30, 1997.                                                            8,642           5,509

Term notes payable to GECC; interest payable monthly at the index rate plus 2-1/2%;
  principal due in quarterly installments through November 30, 1997 with acceleration
  of payments required if certain cash flow levels are achieved.                              7,200

9% uncollateralized subordinated notes payable to individuals; interest payable
  semi-annually; principal due May 1, 1999.                                                   2,950

12.3% uncollateralized subordinated notes payable to individuals; repaid in
  January 1995.                                                                               1,775           1,324

Contingent subordinated promissory notes payable to individuals; repaid in
  January 1995.                                                                                 842

Capital lease obligations; due in monthly or annual installments including principal and interest at rates varying from 5% to 18.3%; maturing at various
  dates through 2012.                                                                         1,218             632

Minimum obligation associated with the Glenco acquisition (see Note 2), minimum monthly payments of $7,500 including interest imputed at 8-3/4%, due through
  September 1998.                                                                               287
                                                                                            -------           ------
                                                                                             51,118           39,969
Less current portion                                                                         (8,689)          (4,438)
                                                                                            -------           ------
                                                                                            $42,429          $35,531
                                                                                            =======           ======


The prime and index rates were 8.5% at December 31, 1994 and 6% at December 31, 1993.

As part of the initial acquisition of the Company by the current shareholders in November 1990, the Company issued $1.4 million of contingent subordinated promissory notes to the sellers. Prior to December 1994, the contingent notes had not been recorded as liabilities as they were required to be paid only if the Company met certain target earnings levels. In December 1994, the contingent noteholders agreed to accept $1.1 million as a final settlement on the note obligations, which was accounted for as an increase to goodwill and long-term debt. The Company paid $258,000 to the noteholders in December 1994 and the remainder in January 1995.

The Company has an agreement with GECC covering the term notes payable, the revolving loan and the senior subordinated notes payable (the GECC agreement). Borrowings under the agreement are collateralized by all assets and common stock of the Company. The maximum amount of the revolving loan is $18 million. The amount available for borrowing under terms of the GECC agreement at December 31, 1994 and 1993 was $17.6 million and $11.8 million, respectively.

The GECC agreement contains warranties and covenants that must be complied with on a continuing basis. Default on any warranty or covenant could accelerate the maturity of these borrowings. The agreement requires the Company to meet certain financial covenants which include, among others, minimum net worth, maximum capital expenditures, minimum cash flows and maximum total liabilities.

Aggregate maturities of long-term debt as of December 31, 1994 are as follows (in thousands):

        Year Ending December 31
             1995                     $8,689
             1996                      6,677
             1997                     31,759
             1998                        149
             1999                      3,038
          Thereafter                     806
                                     -------
                                     $51,118
                                     =======

5. Shareholders' Equity:

9% Cumulative Senior Mandatorily Redeemable Preferred Stock:

The Company has 1,000 shares of preferred stock authorized, of which 50 shares have been designated as senior preferred shares. At
December 31, 1994 and 1993, 50 shares of the senior preferred stock were issued and outstanding.

Senior preferred shareholders are entitled to one vote per share and vote as one class with the common shareholders. The Company may redeem all or part of the outstanding senior preferred stock at any time for a redemption price of $100,000 per share plus unpaid dividends; mandatory redemption is required on or before November 29, 1997. No dividends, redemption or payments in liquidation may be made with respect to common stock or any other class of stock prior to the complete redemption of the senior preferred stock. Required dividends have been paid annually.

Stock Warrants:

Warrants to purchase 471 shares of common stock at $1.00 per share were issued to GECC in connection with the senior subordinated notes payable (see Note 4) and are exercisable through November 29, 2000. The proceeds allocated to these warrants at issuance in 1990 were recorded as common stock warrant repurchase obligation in the accompanying consolidated balance sheets. Among other things, the warrants provide for adjustments of the exercise price and the number of shares issuable thereunder in the event that the Company issues additional shares of common stock or declares a stock split.

The Company is obligated to repurchase the warrants, or stock issued thereunder, if demanded by GECC. The repurchase price is at a market price to be determined based on the then-current value of the Company, as defined by the agreement. The repurchase price would have been approximately $10.2 million at December 31, 1994 and approximately $7.5 million at December 31, 1993. Each year, the amount necessary to record the repurchases obligation at its current repurchase price is accreted to common stock warrant repurchase obligation by direct charges to accumulated deficit. The amount accreted was $2.6 million, $3.2 million and $2.1 million in 1994, 1993 and 1992, respectively.

6. Commitments and Contingencies:

Sales:

KMFG has entered into a sales agreement with a customer which expires on December 31, 1998. Pursuant to the terms of the agreement, the customer will purchase KMFG's entire production of residential refrigeration units. As discussed in Note 3, the agreement also requires the Company to incur certain costs (see Note 3). This customer represents approximately 14%, 18% and 24% of sales in 1994, 1993 and 1992, respectively, and 10% and 14% of accounts receivable at December 31, 1994 and 1993, respectively.

Leases:

The Company leases equipment, warehouse facilities and office space under noncancellable operating leases which expire at various dates through 1997. The monthly rentals under these agreements vary from month to month because certain facility leases also require the Company to pay a pro rata share of lessors' operating costs. The Company has the option to renew certain leases for a specified period of time, and/or the option to purchase the related asset at fair value at the end of the lease term. Rent expense was $642,000, $565,000 and $631,000 during the years ended December 31, 1994, 1993 and 1992, respectively.

Aggregate future minimum rental payments as of December 31, 1994 under noncancellable operating leases are as follows (in thousands):

        Year Ending December 31
                  1995                 $323
                  1996                  154
                  1997                   66
                  1998                    9
                                      -----
                                       $552
                                      =====

Litigation:

The Company is a defendant in several lawsuits incidental to its operations. In the opinion of management, resolution of these matters will not have a material impact on the financial position or results of operations of the Company.

7. Employee Benefit Plans:

Employees of the Company covered under collective bargaining agreements are participants in a defined contribution multi-employer pension plan. Contributions are determined in accordance with provisions of a negotiated labor contract. The Company charged
$90,000, $81,000 and $79,000 to expense during the years ended
December 31, 1994, 1993 and 1992, respectively, related to this plan.

Former employees of MSE who meet specified eligibility requirements are participants in one of three contributory defined contribution plans qualified under Section 401(k) of the Internal Revenue Code. In accordance with the plan agreements, the Company is required on an annual basis to contribute an amount equal to 25% of the employees' contributions up to specified limits. Additionally, the Company may elect to make discretionary contributions to the plans. The Company charged $35,000 to expense during 1994 related to these plans.

The Company also maintains a contributory defined contribution profit sharing and retirement plan covering substantially all eligible employees, as defined, excluding those covered under collective bargaining agreements or the MSE plans. Required Company contributions are calculated as a percentage of employee contributions in accordance with the plan agreement. Discretionary contributions to the plan are determined annually by the Board of Directors. The Company charged $100,000, $69,000 and $98,000 to expense during the years ended December 31, 1994, 1993 and 1992, respectively, related to this plan. There were no discretionary contributions to the plan in 1994, 1993 or 1992.

8. Income Taxes:

The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) effective January 1, 1993. The cumulative effect of this change in accounting for income taxes increased net income by $919,000, which is reported separately in the consolidated statement of operations for the year ended December 31, 1993, and decreased goodwill by $1,645,000 as a result of recording the tax benefit of acquired net operating loss carryforwards. Excluding the amount recognized as the cumulative effect of the change, the effect of applying SFAS 109 on income from operations and net income for the year ended December 31, 1993 was a decrease of approximately $170,000. The 1992 financial statements have not been restated. Under SFAS 109, commencing in 1993, the utilization of net operating loss carryforwards are not presented as extraordinary items for income statement classification purposes.

The components of the net deferred tax liability recognized in the accompanying balance sheets at December 31, 1994 and 1993 are as follows (in thousands):

                                           1994          1993
        Deferred tax assets              $4,074         $5,746
        Deferred tax liabilities         (6,459)        (5,974)
                                        -------        -------
        Net deferred tax liability      $(2,385)         $(228)
                                        =======        =======

The components of the net deferred tax liability at December 31, 1994 and 1993 are as follows (in thousands):

                                         1994           1993
        Net operating loss
          carryforwards                $2,810         $4,987
        Inventory overhead                133             76
        Asset valuation allowances        215            219
        Accrued expenses                  730            466
        Depreciation                   (6,457)        (5,974)
        Other, net                        184             (2)
                                      -------         ------
                                      $(2,385)         $(228)
                                      =======         ======

The reconciliation of the federal income tax rate with the effective income tax rate for the years ended December 31, 1994, 1993 and 1992 is as follows:

                                                  1994      1993      1992
        Statutory income tax rate                 34.0%     34.0%     34.0%
        Increase in deferred tax rate,
          primarily due to state income taxes     17.3
        State taxes, net of federal benefits       5.7       3.3        .6
        Amortization of goodwill                   3.4       5.6      10.0
        Alternative minimum tax                                        3.4
        Other                                     (2.5)     (3.5)      3.9
                                                  ----      ----      ----
                                                  57.9%     39.4%     51.9%
                                                  ====      ====      ====

At December 31, 1994, the Company has available unused net operating loss carryforwards of approximately $8.3 million for income tax reporting purposes of which approximately $7.9 million are subject to certain annual limitations as a result of ownership changes. These carryforwards will expire at various dates from 2001 to 2007.

9. Restructuring Credit:

The Company recorded a charge to operations in 1991 of $3,465,000 to accrue for the estimated costs of closing its Los Angeles, California manufacturing facility, related operating losses and the write-off of certain related intangible assets. Actual costs to close the facility were less than originally anticipated and, accordingly, the Company recorded a $350,000 credit to operations in 1992.




                                 THE SHANNON GROUP, INC. AND SUBSIDIARY
                             CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                     For the Three and Nine Months Ended September 30, 1995 and 1994
                                               (Unaudited)
                                             (In thousands)



                                  Three Months Ended           Nine Months Ended
                                     September 30,               September 30,
                                    1995        1994            1995         1994
                                  ------      ------          ------       ------

Net Sales:                        $36,408     $33,028        $102,220     $ 78,357

Cost And Expenses:
 Cost of goods sold                26,713      23,679          75,634       57,257
 Selling and
  administrative expenses           5,331       4,603          14,887       11,794
 Amortization                         769         709           2,291        2,047
                                  -------     -------         -------      -------
 Total                             32,813      28,991          92,812       71,098

Earnings From Operations            3,595       4,037           9,408        7,259

Other Income (Expense):
Interest expense                  (1,324)      (1,388)         (4,369)      (3,441)
                                  -------     -------          ------       ------
 Total                            (1,324)      (1,388)         (4,369)      (3,441)

Earnings before income taxes        2,271       2,649           5,039        3,818

Income taxes                        1,035         937           2,084        1,320
                                  -------     -------          ------       ------

NET EARNINGS                     $  1,236    $  1,712        $  2,955     $  2,498
                                 ========    ========        ========     ========

The accompanying notes are an integral part of these statements.

                                 THE SHANNON GROUP, INC. AND SUBSIDIARY
                                  CONSOLIDATED CONDENSED BALANCE SHEET
                                           September 30, 1995
                                               (Unaudited)
                                             (In thousands)



ASSETS:
Current assets:
 Accounts receivable                                $ 24,701
 Inventories                                          10,242
 Prepaid expenses and other                            2,665
                                                  ----------
  Total current assets                                37,608

Intangible assets                                     23,762
Other assets                                           4,057

Property, plant and equipment - net                   27,177
                                                  ----------
  TOTAL                                              $92,604
                                                  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt                  $  6,374
 Accounts payable and accrued expenses                21,778
                                                  ----------
  Total current liabilities                           28,152

Long-term debt, less current portion                  44,273
Other                                                  5,096
Commitments and contingencies                             --
Redeemable preferred stock                             4,779

Stockholders' equity:
 Common stock                                          8,000
 Common stock warrant repurchase obligation           10,152
 Accumulated deficit                                  (7,848)
                                                  ----------
  Total stockholders' equity                          10,304
                                                  ----------
  TOTAL                                              $92,604
                                                  ==========

The accompanying notes are an integral part of these statements.


[CAPTION]

                                 THE SHANNON GROUP, INC. AND SUBSIDIARY
                             CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                         For the Nine Months Ended September 30, 1995 and 1994
                                             (In thousands)

                                               (Unaudited)


                                                      September 30,
                                                   1995            1994
                                                ----------      ----------
Cash Flows From Operations:
  Net earnings                                   $  2,955       $  2,498

  Non-cash adjustments to income:
     Depreciation and amortization                  3,845          3,520
     Other                                             80           (179)

  Changes in operating assets &  liabilities:
     Accounts receivable                           (7,993)        (7,941)
     Inventory                                     (1,050)        (3,170)
     Other current assets                           1,296           (361)
     Current liabilities                            3,485          7,434
     Non-current liabilities                         (982)           (46)
     Non-current assets                             1,032            893
                                                ---------      ---------
     Net cash provided by operations                2,668          2,648

Cash Flows From Investing:
  Business acquisitions -
   net of cash acquired                                --        (11,757)
  Capital expenditures                             (2,951)          (870)
                                                ---------      ---------
     Net cash used for investing                   (2,951)       (12,627)

Cash Flows From Financing:
  Dividends paid                                     (338)          (338)
  Proceeds from revolving line of credit-net        7,268          1,988
  Proceeds from long-term borrowings                   --         10,956
  Principal payments on long-term debt             (6,647)        (2,627)
                                                ---------      ---------
     Net cash provided by financing                   283          9,979

  Net increase in cash &  cash equivalents              0              0
                                                ---------      ---------
  Balance at beginning of year                          0              0
                                                ---------      ---------
  Balance at end of period                      $       0     $        0

The accompanying notes are an integral part of these statements.


THE SHANNON GROUP, INC. AND SUBSIDIARY

Notes to Unaudited Interim Financial Data

1. The preceding interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The data is unaudited but, in the opinion of management, reflects all accruals and adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the registrant's financial condition and results of operations for the interim periods.

  The results for interim periods are not necessarily indicative of the results to be expected for the year due to seasonal factors.

2. Inventories included in the consolidated condensed balance sheet are carried at lower of cost or market using the first-in, first-out method and consist of the following at September 30, 1995 (in thousands):


     Raw materials               $ 8,666
     Work-in-process                 489
     Finished goods                1,087
                              ----------
       Total                     $10,242
                              ==========

THE MANITOWOC COMPANY, INC.

Pro Forma Consolidated Condensed Financial Statements

(Unaudited)

On December 1, 1995, The Manitowoc Company, Inc. (``Manitowoc'') acquired all of the outstanding common stock of The Shannon Group, Inc. (``Shannon'') for $126.0 million plus direct costs of the acquisition of $2,454,000 and the assumption of certain current liabilities. The acquisition was financed through Manitowoc's credit facilities.

Shannon is a manufacturer of commercial refrigerators, freezers and related products, ranging from small under-counter units to 300,000 square foot refrigerated warehouses. Among its wide range of products, Shannon is best known for its foamed-in-place walk-in refrigeration units, wood rail walk-in units, refrigerated food-prep tables, reach-in refrigerator/freezers and modular refrigeration systems. Shannon is the primary or sole supplier of walk-in refrigerator/freezers to many of the leading restaurant and grocery chains in the United States. Presently, Shannon produces its refrigeration products at nine facilities located in Tennessee, Iowa and Wisconsin, and employs 1,200 persons.

Shannon's products are marketed under six brand names. It is Manitowoc's intention to preserve these brand identities, as well as to keep Shannon's businesses operating independently under the direction of the present management. The acquisition is expected to complement Manitowoc's existing food service product line.

The unaudited pro forma consolidated condensed financial statements are derived from and should be read in conjunction with the unaudited historical financial statements of Manitowoc as of and for the transition period ended December 31, 1994 (previously filed on Form 10-Q), the audited historical financial statements of Manitowoc for the year ended July 2, 1994, and the audited historical financial statements of Shannon for the year ended December 31, 1994 included elsewhere in this Form 8-K/A. The December 31, 1994 Manitowoc historical financial statements are unaudited due to a change in fiscal year end from the Saturday nearest June 30 to December 31. The change was approved by Manitowoc's Board of Directors in August, 1994.

The following unaudited pro forma consolidated condensed financial statements have been compiled as if Manitowoc acquired all of the outstanding common stock of Shannon on the date of the balance sheet or as of the beginning of the period for purposes of the statements of operations. The pro forma adjustments are based upon currently available information and upon certain assumptions.

The unaudited pro forma consolidated condensed financial statements are provided for informational purposes only and are not necessarily indicative of the results of future operations or the future financial position of Manitowoc or the actual results that would have been achieved had the acquisition of Shannon been consummated prior to the periods presented.



                                       THE MANITOWOC COMPANY, INC.
                        Pro Forma Consolidated Condensed Statement of Operations
                                      Year ended December 31, 1994
                                               (Unaudited)
                                  (In thousands, except per-share data)


                           The Manitowoc    The Shannon      Pro Forma    Pro Forma
                           Company, Inc.    Group, Inc.     Adjustments    Results
                            ----------       ---------       ---------    --------

Net Sales:                    $270,458      $107,653         $     --    $378,111
Costs and Expenses:
 Cost of goods sold            203,689        78,831               --     282,520
 Engineering, selling and
  administrative expenses       50,621        16,514               --      67,135
 Plant relocation expenses      14,000            --               --      14,000
 Amortization                      161         2,830      (a)     190       3,181
                              --------      --------         --------    --------
  Total                        268,471        98,175              190     366,836

Earnings From Operations         1,987         9,478             (190)     11,275

 Interest and dividend income    1,096            --               --       1,096
 Interest expense                 (357)       (4,942)     (b)  (2,543)     (7,842)
 Other income                       29            --               --          29
                              --------      --------         --------    --------
  Total                            768        (4,942)          (2,543)     (6,717)
                              --------      --------         --------    --------

Earnings before taxes
  on income                      2,755         4,536           (2,733)      4,558

Provision for taxes on income      960         2,627      (c)    (992)      2,595
                              --------      --------         --------    --------
NET EARNINGS                   $ 1,795      $  1,909         $ (1,741)   $  1,963
                              ========      ========         ========    ========
NET EARNINGS PER SHARE  (k)    $  0.22                                   $   0.24
                              ========                                   ========


See accompanying notes to unaudited pro forma consolidated condensed financial statements.

[CAPTION]

                                       THE MANITOWOC COMPANY, INC.
                             Pro Forma Consolidated Condensed Balance Sheet
                                           September 30, 1995
                                               (Unaudited)
                                             (In thousands)

                                The Manitowoc   The Shannon    Pro Forma    Pro Forma
                                Company, Inc.   Group, Inc.   Adjustments     Results
                                 -----------    -----------  ------------     -------

ASSETS:
Current assets:
 Cash and cash equivalents         $ 10,943      $    --        $     --     $ 10,943
 Marketable securities                3,179           --              --        3,179
 Accounts receivable                 42,212       24,701              --       66,913
 Inventories                         38,778       10,242              --       49,020
 Prepaid expenses and other           1,417        1,826              --        3,243
 Future income tax benefits          10,913          839              --       11,752
                                   --------     --------        --------     --------
  Total current assets              107,442       37,608              --      145,050

Goodwill                              2,789       23,270    (d)   59,724       85,783
Other non-current assets             10,478        4,549    (d)    4,687       19,714

Property, plant and
 equipment - net                     61,310       27,177              --       88,487
                                   --------     --------        --------     --------
TOTAL ASSETS                       $182,019     $ 92,604        $ 64,411     $339,034
                                   ========     ========        ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion -
  Long-term debt                   $     --     $  6,374    (e) $  3,626     $ 10,000
 Short-term borrowings               13,700           --    (e)   (4,734)       8,966
 Accounts payable and
  accrued expenses                   50,564       20,826    (f)    1,000       72,390
 Income taxes payable                 2,676           --              --        2,676
 Product warranties                   5,388          952              --        6,340
                                   --------     --------        --------     --------
  Total current liabilities          72,328       28,152            (108)     100,372

Non-current liabilities:
 Product warranties                   2,944          859              --        3,803
 Deferred income taxes                   --        3,228              --        3,228
 Deferred employee expenses          18,725           --              --       18,725
 Long-term debt                          --       44,273    (e)   79,602      123,875
 Other non-current liabilities        8,096        1,009              --        9,105
                                   --------     --------        --------     --------
  Total non-current liabilities      29,765       49,369          79,602      158,736


 Redeemable preferred stock              --        4,779     (g)  (4,779)          --

Stockholders' equity:
 Common stock                           109           --              --          109
 Additional paid in capital          31,115        8,000     (g)  (8,000)      31,115
 Common stock warrant
  repurchase obligation                  --       10,152     (g) (10,152)          --
 Cumulative foreign currency
  translation adjustment               (308)          --              --         (308)
 Retained earnings (deficit)        130,512       (7,848)    (g)   7,848      130,512
 Treasury stock at cost             (81,502)          --              --      (81,502)
                                   --------     --------        --------     --------
  Total stockholders' equity         79,926       15,083         (15,083)      79,926
                                   --------     --------        --------     --------

   TOTAL                           $182,019     $ 92,604        $ 64,411     $339,034
                                   ========     ========        ========     ========


See accompanying notes to unaudited pro forma consolidated condensed financial statements.

[CAPTION]

                                       THE MANITOWOC COMPANY, INC.
                        Pro Forma Consolidated Condensed Statement of Operations
                                  Nine months ended September 30, 1995
                                               (Unaudited)
                                  (In thousands, except per-share data)


                                The Manitowoc   The Shannon    Pro Forma     Pro Forma
                                Company, Inc.   Group, Inc.   Adjustments     Results
                                 -----------     ---------     ----------     ------
Net Sales:                         $231,476     $102,220       $     --      $333,696
Costs and Expenses:
 Cost of goods sold                 176,343       75,634             --       251,977
 Engineering, selling and
  administrative expenses            37,578       14,887             --        52,465
 Amortization                            55        2,291    (h)     (26)        2,320
                                   --------     --------       --------      --------
  Total                             213,976       92,812            (26)      306,762

Earnings From Operations             17,500        9,408             26        26,934

 Interest and dividend income             4           --             --             4
 Interest expense                    (1,010)      (4,369)   (i)  (2,735)       (8,114)
 Other income (expense)                 647           --             --           647
                                   --------     --------       --------      --------
  Total                                (359)      (4,369)        (2,735)       (7,463)

Earnings before taxes on income      17,141        5,039         (2,709)       19,471

Provision for taxes on income         6,397        2,084    (j)  (1,067)        7,414
                                   --------     --------       --------       -------
NET EARNINGS                       $ 10,744     $  2,955       $ (1,642)     $ 12,057
                                   ========     ========       ========      ========

NET EARNINGS PER SHARE   (k)         $ 1.40                                    $ 1.57
                                    =======                                   =======


See accompanying notes to unaudited pro forma consolidated condensed financial statements.




THE MANITOWOC COMPANY, INC.

Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements


I.   Basis of Presentation

     The pro forma financial statements give effect to the proposed acquisition.

     The following unaudited pro forma consolidated condensed financial statements have been compiled as if Manitowoc acquired all of the outstanding common stock of Shannon on the date of the balance sheet or as of the beginning of the period for purposes of the statements of operations. The pro forma adjustments are based upon currently available information and upon certain assumptions.

     The acquisition has been accounted for in the unaudited pro forma consolidated condensed financial statements using the purchase method. Pro forma adjustments are required to adjust the historical financial statements of Shannon and Manitowoc to reflect the addition of debt used to finance the acquisition, additional interest expense associated with such debt, and to reflect amortization of intangible assets resulting from application of the purchase method of accounting.


II.    Pro Forma Adjustments

  a) To amortize the purchase accounting fair value adjustments related to tangible and intangible assets acquired, as if the acquisition occurred on January 1, 1994.

  b) To increase interest expense by applying Manitowoc's 1994 borrowing rate of 5.715% to long-term debt acquired to finance the Shannon acquisition. The rate represents average 1994 monthly LIBOR rate plus 1.25% which is the rate stated in the new long-term debt agreement established to finance the acquisition.

  c) To record the income tax benefit related to additional interest expense.

  d) Gives effect to the purchase accounting fair value adjustments for tangible and intangible assets, as if the acquisition occurred on September 30, 1995.

  e) To record long-term debt incurred to finance the Shannon acquisition, net of Shannon debt paid in full as required by the purchase agreement.

  f) To record a portion of purchase price withheld for certain liabilities as agreed to in the purchase agreement.

  g) To eliminate The Shannon Group, Inc.'s stockholders' equity.

  h) To amortize the purchase accounting fair value adjustments related to tangible and intangible assets acquired, as if the acquisition occurred on January 1, 1995.

  i) To increase interest expense by applying Manitowoc's 1995 borrowing rate of 7.219% to long-term debt acquired to finance the Shannon acquisition. The rate represents average 1995 monthly LIBOR rate plus 1.25% which is the rate stated in the new long-term debt agreement established to finance the acquisition.

  j) To record income tax benefit related to additional interest expense.

  k) Earnings per share is calculated using Manitowoc's historical weighted average shares outstanding of 8,101,000 shares for the year ended December 31, 1994 and 7,674,000 shares for the nine months ended September 30, 1995.








                              SIGNATURES





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



DATE:     February 09, 1996   THE MANITOWOC COMPANY, INC.
                                  (Registrant)



                              By:    /s/   Robert R. Friedl
                              --------------------------------
                                 Robert R. Friedl,
                                 Vice President and
                                 Chief Financial Officer



                                  THE MANITOWOC COMPANY, INC.

                                        EXHIBIT INDEX
                                              TO
                                   FORM 8-K CURRENT REPORT

                                    Dated December 1, 1995

                             As amended by Amendment No. 1 thereto on
                                Form 8-K/A (``Amendment No. 1'')



                                            Incorporated
 Exhibit                                     Herein By                 Filed
   No.               Description            Reference To             Herewith
----------         ---------------        ----------------          -----------


  2.1   *      Stock Purchase Agreement,     Exhibit 2 to the
               dated as of October 24,       Registrant's
               1995, for the acquisition     Current Report on
               of The Shannon Group, Inc.    Form 8-K dated as
               by The Manitowoc Company,     of October 25, 1995
               Inc.




  2.2   *      First Amendment to Stock Purchase                         X (1)
               Agreement, dated as of December 1,
               1995, for the acquisition of The Shannon
               Group, Inc. by The Manitowoc Company, Inc.

  4.1   *      Credit Agreement, dated as of December 1,                 X (1)
               1995, among The Manitowoc Company,
               Inc., as Borrower, certain subsidiaries from to time parties thereto, as Guarantors, the several Lenders, and NationsBank, N.A., as Agent.

  4.2   *      Security and Pledge Agreement, dated as of                X (1)
               December 1, 1995, among The Manitowoc
               Company, Inc., certain of its subsidiaries and NationsBank, N.A.

    20.1       Press Release dated December 1, 1995 regarding            X (1)
               completing the acquisition of The Shannon Group, Inc.

     23        Consent of Coopers and Lybrand L.L.P.                     X (2)



* Pursuant to Item 601(b) (2) of Regulation S-K, the Registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any unfiled exhibits or schedules to such document.

     (1)  Filed with original 12/1/95 8-K.
     (2)  Filed with Amendment No. 1.